UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

CONSENT STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[X] Preliminary Consent Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Consent Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under Rule 14a-12

CHEETAH NET SUPPLY CHAIN SERVICE INC.
(Name of Registrant as Specified in Its Charter)

TAKEOVER TIME 2026 LLC
NATASHA YURYEVNA OVSEPYAN
JOURDAN PIERCE MATTHEWS
WALTER FRANKLIN HARRIS
CAROL GRIMES
YAN QIN
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
[X] No fee required
[ ] Fee previously paid with preliminary materials
[ ] Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY CONSENT STATEMENT
SUBJECT TO COMPLETION
DATED OCTOBER 1, 2026

PRELIMINARY LETTER TO FELLOW STOCKHOLDERS

TAKEOVER TIME 2026 LLC
8403 NE 138th Street, Kirkland, Washington 98034
October 1, 2026

Dear Fellow Stockholders of Cheetah Net Supply Chain Service Inc.:

Takeover Time 2026 LLC is furnishing this preliminary consent solicitation statement in connection with a proposed solicitation of written consents concerning the composition of the Board of Directors of Cheetah Net Supply Chain Service Inc. ("Cheetah Net" or the "Company"). Certain participants in this solicitation beneficially own shares of the Company's Class A common stock; their interests are described under "Participants in the Solicitation."

Takeover Time is seeking stockholder support for one integrated written-consent action designed to replace the Company's current Board with the five Takeover Time nominees. The action is divided into three mutually conditioned proposals: (1) set the number of directorships at five immediately before the replacement becomes effective; (2) remove, without cause, the five current directors and any additional directors placed on the Board before effectiveness, other than the Takeover Time nominees; and (3) immediately thereafter elect Natasha Yuryevna Ovsepyan, Jourdan Pierce Matthews, Walter Franklin Harris, Carol Grimes and Yan Qin to fill the five directorships. None of the three proposals is intended to become effective unless all three are approved and capable of becoming effective as part of the same integrated action.

Takeover Time is pursuing this solicitation because it believes stockholders should consider changes in board oversight in light of the Company's substantial equity issuances and reverse stock splits during 2026, the Company's disclosed ineffective disclosure controls and material weaknesses in internal control over financial reporting, the concentration of the Chairman, Chief Executive Officer and interim financial-officer functions in Huan Liu following the resignation of the Company's CFO, and the size and status of the receivable arising from the Company's terminated Shanghai Kesheng investment arrangement.

These are Takeover Time's views. The Company may disagree with Takeover Time's analysis and may make its own solicitation or other public statements. Stockholders should review both parties' SEC filings and make their own decisions.

The accompanying preliminary consent card is not yet a definitive solicitation card and should not be used to submit a consent until definitive materials are furnished.

Sincerely,

TAKEOVER TIME 2026 LLC

By: Natasha Yuryevna Ovsepyan, Managing Member

PRELIMINARY CONSENT SOLICITATION STATEMENT

GENERAL INFORMATION

This Preliminary Consent Solicitation Statement is being furnished by Takeover Time 2026 LLC and the other participants identified herein in connection with a proposed solicitation of written consents from stockholders of Cheetah Net Supply Chain Service Inc. The solicitation is not being made on behalf of the Company's Board of Directors.

The Company is a Delaware corporation. Its current bylaws permit stockholder action without a meeting in accordance with Section 228 of the Delaware General Corporation Law ("DGCL"). Section 3.2 of the Company's bylaws currently provides that the number of directors may range from one to nine, as determined by the Board from time to time, and states that the initial number is five. Section 8.5 permits stockholders to amend the bylaws, while the Certificate of Incorporation and Section 8.5 also give the Board authority to amend the bylaws subject to applicable law and any stockholder-adopted restriction.

The Company's current certificate of incorporation provides that each share of Class A common stock has one vote and each share of Class B common stock has fifteen votes. The final consent statement will disclose the exact outstanding shares and voting power as of the applicable record date.

THE PROPOSED ACTIONS

Takeover Time currently expects the definitive consent solicitation to present the following three coordinated actions separately and in the following order:

• Proposal 1 - Board Size for the Replacement Action: amend Section 3.2 of the Bylaws so that the number of directors is five immediately before the removal and election actions become effective. The proposal does not prohibit a later bylaw amendment by a duly constituted Board or by stockholders.

• Proposal 2 - Removal: remove, without cause, Huan Liu, Xianggeng Huang, Xiangan Ruan, Huiping (Catherine) Chen and Huibo Deng and any other person, other than a Takeover Time nominee, who is elected, appointed or designated to the Board after the date of this Preliminary Consent Statement and before the integrated action becomes effective.

• Proposal 3 - Election of the Five Replacement Directors: immediately after Proposals 1 and 2 become effective, elect Natasha Yuryevna Ovsepyan, Jourdan Pierce Matthews, Walter Franklin Harris, Carol Grimes and Yan Qin to fill the five directorships.

In plain English, stockholders are being asked to approve one complete five-for-five Board replacement. Proposal 1 does not ask stockholders to elect or fill any additional seats; it makes the number of directorships five at the effective time. Proposal 2 removes the incumbents and any additional directors added before effectiveness. Proposal 3 then fills the resulting five directorships with the five Takeover Time nominees.

WHY THE THREE PROPOSALS ARE LINKED

DGCL § 211(b) permits stockholders to elect directors by less-than-unanimous written consent in lieu of an annual meeting only when all directorships to which directors could be elected at an annual meeting held at the effective time are vacant and are filled by the written-consent action. If the Board remains at five seats, the five Takeover Time nominees correspond to those five directorships. The reason for Proposal 1 is defensive: if the incumbent Board increases the number of directorships above five before the consent action becomes effective, merely removing the additional directors would leave additional vacant directorships. Proposal 1 therefore resets the number of directorships to five as part of the same integrated action; Proposal 2 separately removes all covered incumbent or additional directors; and Proposal 3 fills the five resulting directorships.

RECORD DATE AND CONSENT PERIOD

The record date has not yet been determined. Under DGCL § 213(b), the Board may fix a record date for action by written consent. If no record date has been fixed and no prior Board action is required for the proposed action, the statute provides that the record date is the first date on which a signed consent setting forth the proposed action is delivered to the Company in accordance with DGCL § 228.

DGCL § 228(c) provides that the action will not become effective unless consents signed by a sufficient number of holders are delivered to the Company within 60 days of the first date on which a consent is delivered to the Company. The first consent should therefore not be delivered until the operative resolutions, record-date strategy and solicitation mechanics have been finalized.

REVOCATION OF CONSENTS

Under DGCL § 228(c), unless otherwise provided, a consent is revocable before it becomes effective. The definitive consent statement will provide the specific procedures for submitting a revocation or a later instruction and will explain how the tabulator will treat competing or later-dated instructions.

VOTE REQUIRED

Proposal 1 - Board Size for the Replacement Action. Section 2.9 of the Company's bylaws and DGCL § 228 require written consents representing not less than the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote were present and voted. The definitive statement will express the threshold in total voting power, taking account of the Company's Class B voting rights.

Proposal 2 - Removal. Section 3.4 of the Company's bylaws permits stockholders to remove any director, with or without cause, by the affirmative vote of holders of a majority of the Company's voting stock, subject to applicable law and the certificate of incorporation. DGCL § 141(k) similarly provides for removal by holders of a majority of the shares then entitled to vote at an election of directors, subject to statutory exceptions. The final statement will express the threshold in voting power, not merely as a percentage of Class A shares.

Proposal 3 - Election of the Five Replacement Directors. The exact written-consent tabulation standard for election of the five nominees will be finalized after confirmation of the application of DGCL §§ 211, 216 and 228 and Bylaw Section 2.7 to the integrated three-proposal structure. The three proposals are mutually conditioned; none is intended to become effective unless all three are approved and capable of becoming effective as part of the same integrated action.

BACKGROUND AND REASONS FOR THE SOLICITATION

The following discussion states Takeover Time's reasons for pursuing the solicitation. It distinguishes the Company's disclosed facts from Takeover Time's opinions.

Equity Issuances and Reverse Stock Splits

The Company disclosed that it entered into stock purchase agreements in January 2026 for the sale of 33,450,000 pre-split Class A shares for aggregate gross proceeds of approximately $40.14 million. After giving retroactive effect to the Company's April 2026 1-for-200 reverse stock split, the Company reported that the February 2026 private placement represented 167,250 Class A shares.

The Company also disclosed that, under its March 2026 at-the-market program, it sold an aggregate of 2,775,000 Class A shares on a post-1-for-200-split basis before that program was terminated in June 2026. In August 2026, the Company entered into a new sales agreement under which it may offer and sell Class A common stock having an aggregate offering price of up to approximately $35.28 million. In a Form 8-K filed September 30, 2026, the Company reported that, as of September 25, 2026, it had sold approximately 196,850,000 Class A shares under that ATM program on a pre-1-for-150-split basis. The September 30 Form 8-K did not state that the ATM program had been terminated or exhausted.

The Company effected a 1-for-200 reverse stock split in April 2026 and a further 1-for-150 reverse stock split effective in September 2026. Takeover Time believes the frequency and scale of these capitalization changes warrant enhanced board-level scrutiny of financing strategy, dilution, capital allocation and stockholder voting power.

Internal Controls and Financial Reporting Oversight

In its Form 10-K for the year ended December 31, 2025, management concluded that the Company's disclosure controls and procedures and internal control over financial reporting were ineffective. The 10-K identified material weaknesses involving segregation of duties, formal policies and procedures at a newly acquired business, and risk-assessment procedures. In the Company's Form 10-Q for the quarter ended June 30, 2026, management again determined that disclosure controls and procedures were ineffective at a reasonable-assurance level as of June 30, 2026.

Takeover Time believes these disclosures support a review of the Board's oversight of financial reporting, control remediation and finance leadership.

Finance Leadership Concentration

The Company disclosed that its CFO, Cindy Tang, resigned effective May 29, 2026. The Board stated that it intended to search for internal and external candidates. In the interim, Huan Liu, the Company's Chairman and Chief Executive Officer, began serving as interim CFO and assumed the duties of principal financial officer and principal accounting officer.

Takeover Time believes that this concentration of executive and financial-reporting responsibilities warrants careful stockholder consideration. This statement does not assert that the concentration itself is unlawful.

Shanghai Kesheng Receivable

The Company's June 30, 2026 Form 10-Q disclosed that a subsidiary contributed RMB 280,000,000, approximately $41.11 million at the time of contribution, to an investment fund for which Shanghai Kesheng Investment Management Co., Ltd. served as general partner and executive partner. The parties later terminated the partnership arrangement, and Shanghai Kesheng agreed to return the full RMB 280,000,000. The Company reclassified the amount as a receivable. A subsequent amendment requires repayment on or before December 30, 2026 and provides for 5% annual overdue interest beginning December 31, 2026 if unpaid.

As of June 30, 2026, the Company stated that it had not recorded an allowance for credit losses and would continue monitoring Shanghai Kesheng's credit risk. Takeover Time believes the size of this receivable warrants close board oversight of collection, credit risk and disclosure.

PROPOSAL 1 - BOARD SIZE FOR THE REPLACEMENT ACTION

Takeover Time proposes that stockholders amend Section 3.2 of the Company's Bylaws so that, immediately before the removal and election actions become effective, the number of directors is five. This proposal is intended only to make the five-seat replacement structure operative even if the incumbent Board changes the number of directorships before effectiveness. It does not prohibit a later bylaw amendment by the newly constituted Board or by stockholders.

Proposed operative resolution: "RESOLVED, that, contingent upon approval of Proposals 2 and 3 and effective immediately prior to the effectiveness of those proposals, Section 3.2 of the Bylaws of Cheetah Net Supply Chain Service Inc. is hereby amended and restated in its entirety to read as follows: Section 3.2. Number and Qualification. The number of Directors shall be five (5), unless subsequently changed in accordance with these Bylaws and applicable law. Each Director shall hold office until such Director's death, term expiration, resignation, retirement, removal, disqualification or until such Director's successor is elected and qualifies. Directors need not be residents of the State of Delaware or stockholders of the Corporation. Proposal 1 shall not become effective unless Proposals 2 and 3 are also approved and capable of becoming effective as part of the same integrated written-consent action."

PROPOSAL 2 - REMOVAL OF THE INCUMBENT DIRECTORS

Takeover Time proposes to solicit written consents to remove, without cause, the Company's five current directors and any other covered director added before the integrated action becomes effective. The removal proposal is not intended to take effect by itself; it is mutually conditioned on Proposals 1 and 3 so that stockholders are not left with an intentionally vacant or incomplete Board.

Proposed operative resolution: "RESOLVED, that, contingent upon approval and effectiveness of Proposals 1 and 3, (i) each of Huan Liu, Xianggeng Huang, Xiangan Ruan, Huiping (Catherine) Chen and Huibo Deng and (ii) each person, other than a person elected pursuant to Proposal 3, who is nominated, elected, appointed or designated to the Board of Directors of Cheetah Net Supply Chain Service Inc. after the date of this Preliminary Consent Statement and before the effectiveness of this integrated action, be and hereby is removed, without cause, from the Board of Directors, effective immediately following Proposal 1 and immediately before Proposal 3."

PROPOSAL 3 - ELECTION OF FIVE REPLACEMENT DIRECTORS

Subject to Proposals 1 and 2 becoming effective as part of the same integrated action, Takeover Time proposes to elect the following five persons to fill the five directorships:

• Natasha Yuryevna Ovsepyan

• Jourdan Pierce Matthews

• Walter Franklin Harris

• Carol Grimes

• Yan Qin

Proposed operative resolution: "RESOLVED, that, contingent upon approval and effectiveness of Proposals 1 and 2 and provided that all directorships to which directors could be elected at an annual meeting held at the effective time are vacant, Natasha Yuryevna Ovsepyan, Jourdan Pierce Matthews, Walter Franklin Harris, Carol Grimes and Yan Qin are hereby elected to fill all five directorships, each to serve until such director's successor is duly elected and qualified or until such director's earlier death, resignation, retirement, removal or disqualification. Proposal 3 shall not become effective unless Proposals 1 and 2 are also approved and effective as part of the same integrated written-consent action."

Each nominee, if elected, would owe fiduciary duties to the Company and all of its stockholders. The nominee consents used for this campaign do not commit any nominee to vote or act in a predetermined manner as a director.

NOMINEE INFORMATION

Nominee	Age	Current / Recent Principal Experience	CTNT Ownership (reported)
Natasha Yuryevna Ovsepyan	35	Sole Owner and Managing Member, Takeover Time 2026 LLC (2026-present); Founder/Owner of Lux Home Care LLC (2025-present); real estate professional associated with Real Broker LLC (2022-present).	1 Class A share.
Jourdan Pierce Matthews	38	Independent investor / investment professional. Prior President and Chief Executive Officer of The Winvest Investment Fund Management Corp., which has since been dissolved.	Approximately 27.45 Class A shares, derived from 4,117 pre-split shares acquired September 17, 2026.
Walter Franklin Harris	83	Chairman, Chatham County ABC Board (appointment date January 5, 2024); Town Representative, Pittsboro Board of Adjustment (appointed August 12, 2024, term through December 31, 2027); and Vice President, Chatham County Historical Association (listed on the association's posted 2025 officer roster).	0
Carol Grimes	77	Board President, Neely Mansion Association; Clinical Research Associate at Acucela Inc./Kubota Vision through 2024; earlier clinical-research experience.	0
Yan Qin	61	Professor of Economics at Baruch College (CUNY), approximately 2012-present, and real-estate professional/broker, approximately mid-2017-present, including transition to his own independent real-estate firm. Prior experience includes Real Estate Instructor at New York University (mid-2010s), Economics Instructor at Yeshiva University (early-to-mid-2010s), and International Economic Analyst in Dubai, United Arab Emirates (2009-2010). Dates and titles are based on nominee-provided information.	22,670 Class A shares held through Fidelity, as reported by the nominee.

Nominee biographical information is based on nominee-provided information and available supporting records. The definitive consent statement will update any material changes through the filing date.

Yan Qin - Background Detail. Mr. Qin reports that he has served as a Professor of Economics at Baruch College (CUNY) since approximately 2012 and has worked in real estate since approximately mid-2017, later transitioning to his own independent real-estate firm. His prior experience includes service as a Real Estate Instructor at New York University during the mid-2010s, an Economics Instructor at Yeshiva University during the early-to-mid-2010s, and an International Economic Analyst in Dubai, United Arab Emirates, from approximately 2009 to 2010. He has reported graduate training in economics and quantitative fields, which Takeover Time believes may be relevant to financial analysis, transaction review and capital-allocation oversight.

FAMILY RELATIONSHIP

Carol Grimes is the mother of Jourdan Pierce Matthews. No other family relationship among the proposed nominees has been reported in the current questionnaire materials. Natasha Ovsepyan, Walter Harris and Yan Qin each currently report no material family, business or financial relationship with another proposed nominee, CTNT or CTNT management. Any material change will be reflected in the definitive consent statement.

DIRECTOR INDEPENDENCE AND COMMITTEE QUALIFICATIONS

This Preliminary Consent Statement does not characterize any nominee as definitively 'Nasdaq independent.' Nasdaq Rule 5605(a)(2) requires an affirmative determination by the listed company's board that a director has no relationship that would interfere with the exercise of independent judgment, and certain relationships automatically preclude independence. Audit-committee service is subject to additional requirements, including SEC Rule 10A-3 and Nasdaq Rule 5605(c).

Takeover Time intends to provide the information necessary for the post-election Board, if the nominees are elected, to evaluate independence and committee eligibility under the complete facts and circumstances. No nominee is being represented in this Preliminary Consent Statement as an audit committee financial expert.

EXPECTED BOARD REVIEW IF THE NOMINEES ARE ELECTED

Takeover Time expects to recommend that a newly constituted Board promptly review, among other matters, senior management structure, financial-reporting leadership, internal-control remediation, capital-raising strategy, outstanding equity programs, the Shanghai Kesheng receivable, liquidity, material acquisitions and Nasdaq compliance. Takeover Time also currently expects to recommend that the new Board evaluate whether a stockholder rights plan (sometimes referred to as a poison pill) would be appropriate and whether to propose an amendment to the Certificate of Incorporation restricting or eliminating future stockholder action by written consent. Any rights plan would be considered by the Board at that time in light of its fiduciary duties and the then-existing circumstances. Any restriction or elimination of stockholder action by written consent would be subject to applicable Delaware law and any required stockholder approval. No nominee has made a binding commitment in advance to vote for any specific defensive measure.

PARTICIPANTS IN THE SOLICITATION

The following persons are expected to be participants in the solicitation for purposes of Schedule 14A: Takeover Time 2026 LLC and each of the five proposed director nominees: Natasha Yuryevna Ovsepyan, Jourdan Pierce Matthews, Walter Franklin Harris, Carol Grimes and Yan Qin. Participant status and all required Item 4 and Item 5 disclosures will be updated through the filing date.

Participant	Principal Occupation / Business	Current CTNT Interest (reported)	Material Relationship / Interest
Takeover Time 2026 LLC	Delaware limited liability company; securities investment and related activities, as described in its SEC filings.	0 current shares; historical 2026 CTNT transactions are summarized below.	Soliciting person; campaign expenses expected to be borne initially by Takeover Time as described below.
Natasha Yuryevna Ovsepyan	Managing Member of Takeover Time; business owner; real estate professional.	1 Class A share.	Managing Member and sole owner of Takeover Time; proposed nominee.
Jourdan Pierce Matthews	Independent investor / investment professional.	Approximately 27.45 Class A shares.	Proposed nominee; Carol Grimes is his mother.
Walter Franklin Harris	Chairman, Chatham County ABC Board; Town Representative, Pittsboro Board of Adjustment; and Vice President, Chatham County Historical Association (posted 2025 officer roster).	0	Proposed nominee.
Carol Grimes	Nonprofit board president; former clinical research associate.	0	Proposed nominee; mother of Jourdan Pierce Matthews.
Yan Qin	Professor of Economics at Baruch College (CUNY), approximately 2012-present; real-estate professional/broker, approximately mid-2017-present, including transition to his own independent firm.	22,670 Class A shares held through Fidelity.	Proposed nominee.

SECURITIES TRANSACTIONS OF PARTICIPANTS

Schedule 14A requires specified information concerning purchases and sales of Company securities by participants during the prior two years. The transaction information below reflects the CTNT transactions presently reported by the participants for the preceding two years. Takeover Time, Natasha Ovsepyan, Jourdan Matthews, Walter Harris and Carol Grimes have no other CTNT transactions presently reported. Yan Qin's transaction information is based on the nominee-confirmed Fidelity brokerage history supplied for the solicitation.

Participant	Reported Transaction Information	Additional Notes
Takeover Time 2026 LLC	September 17, 2026: acquired 1,846,000 pre-1-for-150-split Class A shares for an aggregate purchase price of $84,995.46 (average approximately $0.04604 per share). The September 2026 1-for-150 reverse split converted the position to 12,306 whole post-split shares plus the broker/issuer treatment of the remaining fractional interest. September 28, 2026: sold all 12,306 whole post-split shares then held by Takeover Time.	Current ownership through Takeover Time: 0 shares. The September 17 acquisition is reflected in Takeover Time's filed Schedule 13D; its September 25 Schedule 13D/A stated that no additional transaction had occurred through that filing date. The September 28 disposition occurred afterward.
Natasha Ovsepyan	Personal Robinhood market purchase submitted September 28 and filled September 29, 2026: 1 Class A share at $2.94.	Current personal ownership reported: 1 Class A share. Natasha is the sole member and managing member of Takeover Time; the historical LLC-held CTNT position and LLC transactions are listed separately above and are not duplicated in this row.
Jourdan Matthews	September 17, 2026: acquired 4,117 pre-1-for-150-split Class A shares for an aggregate cost of approximately $185.27. Following the September 2026 1-for-150 reverse split, the position corresponds to approximately 27.45 shares; Robinhood displays approximately 27.45 shares and an average cost of approximately $6.75 per post-split share.	Current personal ownership reported: approximately 27.45 Class A shares.
Walter Harris	No CTNT transactions reported.	Current ownership reported: 0 shares.
Carol Grimes	No CTNT transactions reported.	Current ownership reported: 0 shares.
Yan Qin	September 15, 2026: acquired 1,982,051 pre-split shares at approximately $0.062 per share. September 16, 2026: acquired 380,000 pre-split shares at an average price of approximately $0.045 per share. September 17, 2026: acquired 573,645 pre-split shares at an average price of approximately $0.046 per share. September 19, 2026: acquired 482,190 pre-split shares at approximately $0.047 per share. The quantities are reported on a pre-1-for-150-reverse-split basis. Current Fidelity position: 22,670 Class A shares.	Current Fidelity position confirmed by the nominee: 22,670 Class A shares. Transaction information is based on the nominee-confirmed Fidelity brokerage history supplied for the solicitation.

BORROWED FUNDS / SECURITY FINANCING

Takeover Time's filed Schedule 13D states that its September 17, 2026 purchase was funded with personal funds contributed by its sole member, Natasha Ovsepyan. The current nominee questionnaires for Natasha Ovsepyan, Jourdan Pierce Matthews and Yan Qin report that their CTNT shares are not pledged, margined, borrowed against or otherwise subject to financing. This disclosure will be updated if final brokerage records show any contrary financing arrangement.

ARRANGEMENTS, COMPENSATION AND OTHER INTERESTS

Current questionnaire materials report no nominee compensation, reimbursement, voting commitment or other benefit connected with nomination or service, other than the nomination itself. Each nominee's final disclosure must be conformed to any campaign reimbursement, indemnification or other agreement that exists by the filing date.

The current nominee consent forms state that no nominee has made a voting commitment as a future director and that, if elected, each nominee will exercise independent judgment and perform fiduciary duties. Accordingly, this Preliminary Consent Statement does not state that the nominees have agreed in advance to terminate any officer, revoke account access, select a specific executive, or approve a specific transaction.

LEGAL PROCEEDINGS

Current questionnaire materials report no legal, regulatory, bankruptcy, criminal, civil, administrative or disciplinary proceeding requiring disclosure for the nominees. This disclosure will be updated in the definitive consent statement if any material information changes.

SOLICITATION METHODS AND EXPENSES

Consents may be solicited by mail, courier, telephone, electronic communication and personal solicitation by the participants, subject to the federal proxy rules. Any additional written soliciting material used before the definitive consent statement is furnished will be evaluated for filing under Rule 14a-12 and other applicable rules.

Takeover Time 2026 LLC currently expects to bear the expenses of the solicitation from its own resources. Although the precise amount cannot presently be determined, Takeover Time currently estimates that total expenditures relating to the solicitation will be approximately $50,000. Approximately $156 has been incurred to date, primarily for mailing and delivery costs. No proxy solicitation firm has been retained as of the date of this Preliminary Consent Statement, although Takeover Time may retain a proxy solicitor or other distribution service. If the solicitation is successful, Takeover Time intends to seek reimbursement from the Company for reasonable expenses incurred in connection with the solicitation; there can be no assurance that any reimbursement will be approved.

• Estimated total solicitation expenditures: approximately $50,000, subject to change as the solicitation develops.

• Approximate expenditures incurred to date: approximately $156, primarily mailing and delivery costs.

• Proxy solicitor: none retained as of the date of this Preliminary Consent Statement. Takeover Time may retain a proxy solicitor or distribution service later.

• Persons expected to solicit: Takeover Time 2026 LLC and the five individual nominee participants identified in this Preliminary Consent Statement may solicit consents. None is expected to receive additional compensation specifically for solicitation activities.

• Reimbursement: if the solicitation is successful, Takeover Time intends to request reimbursement from the Company for reasonable solicitation expenses. Any decision to approve reimbursement after the solicitation would be made in accordance with applicable law and fiduciary duties, and no assurance can be given that reimbursement will be approved.

STOCKHOLDER LIST AND DISTRIBUTION

On September 30, 2026, Natasha Yuryevna Ovsepyan sent a demand under DGCL § 220 seeking the Company's stock ledger and related stockholder-list materials for the purpose of communicating with fellow stockholders and for other purposes stated in the demand. Delivery to the Company is expected on October 1, 2026. The stockholder-list process is separate from this federal consent solicitation. Takeover Time may also use the procedures available under Exchange Act Rule 14a-7, as applicable, and may work through brokers, banks, nominees and a proxy-solicitation or distribution service to reach beneficial owners.

IMPORTANT INFORMATION ABOUT THE COMPANY'S CAPITALIZATION

The Company's September 30, 2026 Form 8-K stated that, after giving effect to the 1-for-150 reverse stock split and adjustment for the treatment of fractional shares, the Company had approximately 1,332,087 Class A shares and approximately 1,358 Class B shares issued and outstanding as of September 30, 2026.

Those figures are not treated as the final record-date share count. The Company also reported that approximately 196,850,000 pre-split Class A shares had been sold under its August 2026 ATM program through September 25, 2026; the September 30 Form 8-K did not state that the program had been terminated or exhausted. The definitive consent statement will use the best verified capitalization information available for the applicable record date.

APPENDIX A

PRELIMINARY FORM OF WRITTEN CONSENT

CHEETAH NET SUPPLY CHAIN SERVICE INC. (NASDAQ: CTNT)

THIS CONSENT SOLICITATION IS BEING MADE BY TAKEOVER TIME 2026 LLC AND THE OTHER PARTICIPANTS NAMED IN THE PRELIMINARY CONSENT STATEMENT, AND NOT BY OR ON BEHALF OF CHEETAH NET SUPPLY CHAIN SERVICE INC. OR ITS BOARD OF DIRECTORS.

PRELIMINARY - DO NOT USE TO SUBMIT A CONSENT UNTIL DEFINITIVE CONSENT MATERIALS ARE FURNISHED.

This preliminary form should be read together with the Preliminary Consent Solicitation Statement. Takeover Time 2026 LLC is seeking one integrated action concerning the composition of the Board through the three mutually conditioned proposals below.

Record Date: ____________________________	Date of Consent: ____________________________
Stockholder Name: ____________________________	Shares / Class: ____________________________

PROPOSAL 1 - BOARD SIZE FOR THE REPLACEMENT ACTION

Action	CONSENT	WITHHOLD CONSENT	ABSTAIN
Amend Bylaw Section 3.2 so that the number of directors is five (5) immediately before the removal and election actions become effective. The amendment does not prohibit a later bylaw amendment by a duly constituted Board or by stockholders.	[ ]	[ ]	[ ]

PROPOSAL 2 - REMOVAL OF THE CURRENT DIRECTORS

Action	CONSENT	WITHHOLD CONSENT	ABSTAIN
Remove, without cause, Huan Liu, Xianggeng Huang, Xiangan Ruan, Huiping (Catherine) Chen and Huibo Deng and, as provided in the operative resolution, any other covered director added before the integrated action becomes effective, other than a Takeover Time nominee.	[ ]	[ ]	[ ]

PROPOSAL 3 - ELECTION OF FIVE REPLACEMENT DIRECTORS

Nominee	CONSENT	WITHHOLD CONSENT	ABSTAIN
Natasha Yuryevna Ovsepyan	[ ]	[ ]	[ ]
Jourdan Pierce Matthews	[ ]	[ ]	[ ]
Walter Franklin Harris	[ ]	[ ]	[ ]
Carol Grimes	[ ]	[ ]	[ ]
Yan Qin	[ ]	[ ]	[ ]

The three proposals are mutually conditioned. None is intended to become effective unless all three are approved and capable of becoming effective as one integrated Board-replacement action. If effective, Proposal 1 sets the number of directorships at five immediately before Proposal 2 removes the covered directors, and Proposal 3 immediately fills those five directorships with the five nominees.

VOTING INSTRUCTION: Mark one box for each proposal and one box for each nominee. On this preliminary form, an unmarked item will not be treated as a consent. The definitive consent statement and definitive consent form will state the final tabulation instructions. Record holders should sign in the name shown on the Company's records. Shares held through a broker, bank or other nominee should be handled in accordance with that intermediary's instructions.

IN ORDER FOR A CONSENT TO BE VALID, IT MUST BE DATED.

STOCKHOLDER EXECUTION

Signature of Stockholder: ___________________________________	Date: ________________________
Signature of Joint Holder, if applicable: ____________________________	Title / Capacity, if applicable: ________________________
Printed Name(s): __________________________________________________________________________________

TAKEOVER TIME 2026 LLC - CTNT CONSENT SOLICITATION - PRELIMINARY FORM